Exhibit 10.1

PRO-DEX, INC.

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into effective as of July 19, 2011 (the “Effective Date”), by and between Harold A. Hurwitz, an individual (the “Employee”) and Pro-Dex, Inc., a Colorado corporation (the “Company”).

R E C I T A L S

A. It is expected that the Company may from time to time consider the possibility of a Change of Control (as defined below) of the Company. The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his/her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control in the form of certain benefits upon the Employee’s termination of employment following a Change of Control.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. Definitions.

1.1 Cause. “Cause” shall mean:

(a) Employee has been convicted of a felony involving theft or moral turpitude; or

(b) Employee has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties resulting in demonstrable material economic harm to Company; provided, however, that for the purposes of determining whether conduct constitutes willful gross neglect or willful gross misconduct, no act or omission on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith and without any reasonable belief that Employee’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, Company may not terminate Employee’s employment for Cause under this sub-section (b) unless (i) a determination that Cause exists and is not reasonably curable within thirty (30) days is made and approved by a majority of the Company’s Board of Directors, (ii) Employee is given at least thirty (30) days written notice of the Board of Directors meeting called to make such determination, and (iii) Employee and his/her legal counsel are given the opportunity to address such meeting.

1.2 Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(a) Any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b) A change in the composition of the Board of Directors of the Company occurring within a one-year period, resulting in the change of sixty percent or more of the directors serving on the Board from the beginning of the of the one-year period to the end of the one-year period;

(c) There is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or

(d) The acquisition of all or substantially all the Company’s assets in a transaction or series of related transactions with a third-party purchaser.

1.3 Death; Disability.

(a) This Agreement shall terminate automatically upon Employee’s death.

(b) If Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of “Disability” set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with Company shall terminate effective on the thirtieth (30th) day after receipt by Employee of such notice given (i) at any time after a period of one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and (ii), in either case, while such Disability is continuing; provided that, within the thirty (30) days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. Until such 30th day after receipt of such notice delivered in accordance with this Section 1.3(b), Employee shall be entitled to all compensation and benefits for which he is eligible hereunder.

(c) For purposes of this Agreement, “Disability” means Employee’s inability substantially to perform his duties with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to Company and Employee or, if Company and Employee cannot agree upon a physician, by a physician selected by agreement of a physician designated by Company and a physician designated by Employee; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the Chief Medical Officer of St. Joseph Hospital, Orange California; or, in the event the Chief Medical Officer declines to make such designation, Company or Employee may file a petition with the Presiding Judge of the Orange County Superior Court for the designation of such third physician.

1.4 Involuntary Termination. “Involuntary Termination” shall mean:

(a) any involuntary separation of Employee’s employment other than for Death, Disability, or Cause;

(b) Employee’s resignation as a result of any of the following reasons; provided that Employee provides written notice to the Company of the reason within 60 days of its occurrence and such reason is not remedied by the Company within 30 days after such notice.

(i) the continued assignment to Employee of any duties or the continued significant reduction of Employee’s duties, either of which is substantially inconsistent with the level of Employee’s position with the Company, for a period of thirty (30) days after notice thereof from Employee to the Chief Executive Officer of the Company setting forth in reasonable detail the respect in which Employee believes such assignments or duties are substantially inconsistent with the level of Employee’s position;

(ii) a material reduction in Employee’s salary, other than any such reduction which is part of, and generally consistent with, a general reduction of salaries of employees in the same or similar position;

(iii) a material reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package (other than salary and bonus) is substantially reduced (other than any reduction applicable to employees in the same or similar position); or

(iv) the relocation of Employee’s principal place for the rendering of the services to be provided by him hereunder to a location which both increases the Employee’s commuting distance and makes the Employee’s one-way commute more than thirty (30) miles, determined based upon the Employee’s place of residence when the change in work location was announced.

1.5 Termination Date. “Termination Date” shall mean (a) if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30) day period), (b) if the Employee’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, or (c) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

2. Change of Control Payment.

If the Employee’s employment with the Company terminates at any time within twelve (12) months after a Change of Control, then, subject to Section 3, the Employee shall be entitled to receive benefits as follows:

2.1 Involuntary Termination. If the Employee’s employment terminates as a result of Involuntary Termination:

(a) Within ten (10) business days following the satisfaction of the requirements of Section 3.3, the Company shall pay the Employee a lump sum amount equal to thirty (30) weeks base compensation of the Employee at the time of such termination (without giving effect to any reduction in base compensation that resulted in such Involuntary Termination). Base compensation shall not include overtime, bonuses, commissions, premium pay, employee benefits and expense reimbursement or other similar pay. It shall include base pay not received because of elections under Internal Revenue Code Section 125 and 401(k). In addition, the Employee shall be entitled to receive bonus or compensation award payments, if any, in accordance with the terms of the Company’s Annual Incentive Plan and Long Term Incentive Plan.

(b) The Employee shall receive one hundred percent (100%) Company-paid health, dental and life insurance coverage as provided to such Employee immediately prior to the Employee’s termination (the “Company Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Employee’s termination, such dependent shall also be covered at the Company’s expense. Company Paid Coverage shall continue for twelve (12) months following termination or until the Employee becomes covered under another employer’s group health, dental or life insurance plan. In addition, the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date promptly upon termination and within the period of time mandated by law.

2.2 Voluntary Resignation; Termination for Cause. If the Employee’s employment terminated by reason of the Employee’s voluntary resignation (other than for those reasons set forth in Section 1.4(b)) or if the Employee is terminated for Cause, the Employee shall not be entitled to receive a Change of Control payment or other benefits except for those (if any) as may be established under the Company’s then-existing benefits plans and policies at the time of such termination. If Employee receives a Change of Control payment hereunder, such Employee shall not be eligible to receive a severance payment under the Company’s Severance Policy, if any, in existence at such time. Employee’s refusal to accept continued employment following a Change of Control or with a successor company under the terms of Section 6.1, below, on terms that do not otherwise constitute an Involuntary Termination, shall constitute a voluntary resignation.

2.3 Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive benefits except for those (if any) as may then be established (and applicable) under the Company’s then existing severance and benefits plans and policies at the time of such Disability or death.

3. Limitation on Payments and Benefits; Condition to Payment.

3.1 Limitation. To the extent that any of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and, but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times Employee’s “base amount” (as defined in the Code).

3.2 Company Notice. Within thirty (30) days the Termination Date of an Involuntary Termination, the Company shall notify Employee in writing if it believes that any reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is required to comply with the provisions of Section 3.1 hereof. If the Company determines that any such reduction is required, it will provide Employee with copies of the information used and calculations made by the Company to determine the amount of such reduction.

3.3 Payment Conditioned Upon Receipt of Release. In order to receive any Change of Control payment, the Employee must sign a release (“Release”) of all claims the Employee had, has or may have against the Company, in form and content satisfactory to the Company and its legal counsel and within the time period required by the Company. If a revocation period is applicable to the Release, the revocation period must expire without revocation having occurred before the Change of Control payment hereunder shall become payable. Employee shall not be required to release any rights afforded to Employee under an executed Indemnification Agreement or any provisions concerning indemnification under the Company’s Bylaws or Articles of Incorporation and the Company shall continue to indemnify Employee under such Agreement and provisions.

4. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

5. Termination. This Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) three years after the Effective Date; provided however, that if a Change of Control occurs prior to the third anniversary of the Effective Date of this Agreement, the term shall automatically be extended to terminate one year from the date of the Change of Control. Notwithstanding the foregoing, this Agreement may be extended for an additional period or periods by mutual written agreement of the Company and the Employee.

6. Successors.

6.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.2 Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

7.1 General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.2 Notice of Termination. Any termination or resignation of the Employee shall be communicated by a notice to the other party hereto given in accordance with Section 7 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstances which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

8. Arbitration; Venue. If the parties fail to resolve the matter themselves within fifteen days after written notice that a dispute exists, the exclusive remedy for the resolution of any dispute arising under or relating to this agreement, whether based on contract, tort, statute, or other legal or equitable theory, will be submission of the dispute final and binding arbitration in the County of Orange, State of California, before a single arbitrator who shall be a retired California Superior Court Judge, a retired California Appellate Court or Supreme Court Justice, or a retired Federal Court Judge or Justice. If the parties are unable to agree to an arbitrator, the arbitration shall be submitted to JAMS, Inc., dba JAMS – The Resolution Experts, pursuant to its then-current Employment Arbitration Rules and Procedures (“Rules”), with the exception of any optional rules not expressly provided for herein or agreed to by Employee and Company. If the parties are unable to agree on a retired judge from the JAMS employment law panel, the arbitrator shall be selected from JAMS’ employment law panel pursuant to JAMS’ procedures. The parties waive their rights to a jury trial. This agreement to arbitrate claims is governed by and enforceable under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If for any reason the FAA is held not to apply to this agreement to arbitrate or any portion of it, the agreement to arbitrate shall, to that extent, be governed by and enforceable under the California Arbitration Act, California Code of Civil Procedure §§ 1280 et seq. The party initiating the arbitration shall be responsible for paying the initial filing fee, except that Company will pay any portion of the filing fee in excess of the then-current cost of filing a Complaint in the state or federal court having jurisdiction of the claim(s) asserted in the arbitration. The Company shall be responsible for paying all other costs and expenses of the arbitration, including the fees of the arbitrator. Each party shall bear its, his or her own attorneys’ fees, expert fees, and other expenses associated with the preparation for and presentation of that party’s case in the arbitration, except that following issuance of the arbitration award, the arbitrator shall have authority to award costs (including arbitration fees) and attorneys’ fees to the prevailing party to the same extent as would be permissible in a civil action in the state or federal court having jurisdiction of the claim(s) asserted in the arbitration.

9. Miscellaneous Provisions.

9.1 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized office of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

9.2 Choice of Law. Except with respect to the agreement to arbitrate claims as set forth in Section 8 above, which agreement is governed by the Federal Arbitration Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflicts of law.

9.3 Severability. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.4 Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

9.5 Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.7 Conflicts. In the event of any conflict or inconsistency between any provision in this Agreement and any provision in any unexpired written employment agreement between the Company and Employee, which agreement also was in effect as of the Effective Date of this Agreement (an “Existing Agreement”), the provisions of the Existing Agreement will control.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

COMPANY:	PRO-DEX, INC.

	By:	/s/ Mark P. Murphy

Name: Mark P. Murphy
Title: Chief Executive Officer and President

EMPLOYEE:	/s/ Harold A. Hurwitz

Print: Harold A. Hurwitz

	Address:	21 Lexington

Irvine, CA 92620